                                                                    Exhibit 10.8


                            DYCOM INDUSTRIES, INC.

          4440 PGA Boulevard / Palm Beach Gardens, Florida 33410-6542
           First Union Center / Suite 600 / Telephone (561) 627-7171

Steven E. Nielsen
 President and COO

November 3, 1998

VIA FEDEX (OVERNIGHT PRIORITY)

Mr. Robert J. Gluck
3150 Equestrian Drive
Boca Raton, Florida 33434

Dear Bob:

On behalf of Dycom Industries, Inc., I am pleased to extend you an offer to join our company as Executive Vice President of Finance and Administration. In this role, you will report directly to me and will serve as Dycom's Chief Administrative Officer. I will ask you to assume control of our headquarters staff functions and all the personnel assigned thereto. This includes, but is not necessarily limited to, finance, information systems, legal, audit, and human resources. Further, I will ask you to work closely with Mr. Pledger and me on all our business strategy and planning issues.

Compensation for this position will be as follows:

         BASE SALARY:               $200,000 per year

         PERFORMANCE BONUS:         Year-end bonuses are based on both company
                                    and individual performance. Presently, the performance bonuses for the individuals assigned to corporate headquarters are discretionary and determined by Mr. Pledger and me with the advice and counsel of the appropriate subordinate managers. We arrive at the bonus numbers after the close of each fiscal year, which occurs on July
                                    31st. Checks are normally distributed prior to October 15. In future years, you will be an integral part of this process.

                                    Your own bonus for the twelve months ending
                                    October 31, 1999 will be no less than
                                    $60,000.00, irrespective of aggregate or individual performance issues. Of that total, $45,000.00 will be paid as part of the normal fiscal year 1999 bonus cycle, with the remaining $15,000.00 paid no later than November 15, 1999. In all future years, of course, your bonus, as both Mr. Pledger's and mine are, will be tied to multiple measures of performance.

         EQUITY: Options to purchase shares of Dycom Industries stock are usually awarded on a yearly basis to select executives, managers, and other contributors to the company's performance. These awards are based on both company and individual performance. Presently, these awards are discretionary and determined by Mr. Pledger and me with the advice and counsel of the appropriate subordinate managers. We arrive at these equity awards after the close of each fiscal year, and the options are usually distributed in the fall. In future years, again, you will be an integral part of this process.

                                    Your own equity opportunity, however, will begin when you officially join our company and will entail a grant of options to purchase 25,000 shares of Dycom Industries stock. For legal and regulatory reasons, the actual grant to options to you will be made at the Board of Directors' meeting in November 1998 and will be based on the then current market price of the stock. You will be eligible for an additional grant of options to purchase Dycom Industries stock at the conclusion of fiscal year 1999 (i.e. the fall of 1999) and at the conclusion of every year thereafter as long as you are an employee of Dycom Industries.

                                    Options to purchase Dycom Industries stock vest over the course of four (4) years at the rate of 25% of the awarded options per year. In other words, 25% of your initial award will vest at the end of year one, 25% at the end of year two, 25% at the end of year three, and the final 25% at the end of year four. All vested options are exercisable for a term of ten (10) years from the date of grant.

Finally, should your employment with Dycom Industries, Inc. be terminated for any reason other than cause during your first full year with the company, you will receive either the guaranteed cash balance remaining on this contract (i.e., the remainder of your salary for the first year plus the guaranteed portion of your bonus, both defined above) or six months worth of base salary plus the guaranteed portion of your bonus, whichever is greater.

You will be eligible for all corporate benefits in accordance with standard corporate policy.

Tom Pledger and I are truly excited about the prospect of having you on our team, and I look forward to your starting in the near future. In this regard, I'm thinking that a start date of no later than November 23, 1998 is appropriate.

I look forward to hearing from you.

Best regards,
DYCOM INDUSTRIES, INC.



Steven Nielsen, President

SEN/je





                                       3